Exhibit 10.20

May 8, 2003

Michael T. Philion
529 Briarwood Drive
Elverson PA 19607

Dear Mike:

        With reference to your employment agreement (the "Employment Agreement") with EnerSys, Inc. (the "Company"), dated November 9, 2000, pursuant to which you are currently employed as Executive Vice President Finance and Chief Financial Officer of the Company, we confirm that effective as of April 1, 2003, your salary provided for in Section 3 of the Employment Agreement has been increased to $335,000.

        Except as expressly set forth in the letter, the Employment Agreement shall remain in full force and effect.

ENERSYS INC.

By:	/s/ JOHN D. CRAIG John D. Craig Chairman, President & Chief Executive Officer